Exhibit 3(i).2

FILED

2008 MAR 11 AM 9:25

SECRETARY OF STATE

TALLAHASSEE. FLORIDA

EFFECTIVE DATE

3-13-08

Articles of Amendment

to

Articles of Incorporation

of

Eli Enterprises, Inc.

(Name of corporation as currently filed with the Florida Dept. of State)

P04000147735

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

SOLEI SYSTEMS, INC.

AMENDMENTS ADOPTED (OTHER THAN NAME CHANGE)

Article II is amended by deleting it in its entirety and inserting in place thereof the following:

PAUL SPIVAK, President and Chairman of the Board

433 Plaza Real, Suite 275

Boca Raton, FL 33432

Article IV is amended by increasing the authorized common stock to 300,000,000 shares

THERE ARE NO OTHER CHANGES

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The date of each amendment(s) adoption: February 29, 2008

Effective date if applicable: March 13, 2008

Adoption of Amendment(s)

[X] The amendment(s) was/ere approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

[_] the amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

The number of votes cast for the amendment(s) was/were sufficient for approval by _______________________.

[_] The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

[_] the amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature: /s/ Donald Platten

Donald Platten

(Typed or printed name of person signing)

President

(Title of person signing)

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